Exhibit 99.1

Contacts:	Investor Relations Bonnie Mott Ikanos Communications 510-438-5360 bmott@ikanos.com	Media Relations Margo Westfall Ikanos Communications 510-438-6276 mwestfall@ikanos.com

Ikanos Communications Appoints Telco Industry Veteran

Frederick M. Lax to Board of Directors

FREMONT, Calif., January 29, 2008 — Ikanos Communications, Inc. (NASDAQ: IKAN), a leading developer and provider of Fiber Fast™ broadband solutions, today announced that that it has appointed Frederick M. Lax to its Board as a Non-Executive Director. Lax succeeds Mike Goguen who has been on Ikanos’ board since May 1999.

“We welcome Fred Lax to our board. Fred is a proven leader with a distinguished career in the global telecommunications industry. His technical background, business acumen and operational experience will be valuable as we extend our VDSL2 leadership and expand into the digital home,” said G. Venkatesh, Ikanos’ chairman of the board. “On behalf of Ikanos and our board, I’d like to thank Mike Goguen for his involvement in guiding Ikanos from a startup, through two successful public offerings and to our industry leadership position today.”

Lax has demonstrated leadership with some of the world’s largest telecommunications companies spanning over 30 years with Tekelec, Lucent Technologies, AT&T and Bell Laboratories. As President and CEO of Tekelec, a leading developer of next-generation switching and signaling telecommunications network performance management technology and value-added applications, Lax oversaw Tekelec’s growth strategy as it expanded its telecommunications product portfolio, strengthened its competitive position and successfully expanded its global presence, including the acquisition of several private companies. Currently Lax serves on the board of Argent Networks.

Lax earned a Bachelor’s degree in Electrical Engineering from the University of Notre Dame and a Master’s degree in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology.

About Ikanos Communications Inc.

Ikanos Communications, Inc. (NASDAQ: IKAN) develops chipsets that enable carriers to offer Fiber Fast™ bandwidth and Gigabit network processing for enhanced triple play services. Ikanos’ multi-mode VDSL2/ADSLx and network processor solutions power access infrastructure and customer premises equipment for many of the world’s leading network equipment manufacturers. Ikanos’ solutions enable fast and cost-effective carrier rollouts of interactive broadband services, including IPTV. For more information, visit www.ikanos.com.

© 2008 Ikanos Communications, Inc. All Rights Reserved. Ikanos Communications, Ikanos, the Ikanos logo, Ikanos Programmable Operating System, CleverConnect, Eagle, Fiber Fast, Fusiv, Fx, FxS, LoopNostics, RRA, SmartLeap and VLR are among the trademarks or registered trademarks of Ikanos.

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